TEST EVOLUTION CORPORATION

SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT

October 1, 2007

4.5 Board of Directors	11
4.6 Indemnification Agreement	11
4.7 Investors’ Rights Agreement	12
4.8 Stockholders Agreement	12
4.9 Voting Agreement	12
4.10 Restated Certificate	12
4.11 Secretary’s Certificate	12
4.12 Alperovich Agreement	12
4.13 Proceedings and Documents	12

5. Conditions of the Company’s Obligations at Initial Closing	12

5.1 Representations and Warranties	12
5.2 Performance	12
5.3 Qualifications	13
5.4 Investors’ Rights Agreement	13
5.5 Stockholders Agreement	13
5.6 Voting Agreement	13

6. Miscellaneous	13

6.1 Survival of Warranties	13
6.2 Successors and Assigns	13
6.3 Governing Law	13
6.4 Counterparts; Facsimile	13
6.5 Titles and Subtitles	14
6.6 Notices	14
6.7 No Finder’s Fees	14
6.8 Amendments and Waivers	14
6.9 Severability	14
6.10 Delays or Omissions	14
6.11 Entire Agreement	14

Exhibit A	Schedule of Purchaser
Exhibit B	Form of Amended and Restated Certificate of Incorporation
Exhibit C	Disclosure Schedule
Exhibit D	Form of Indemnification Agreement
Exhibit E	Form of Investors’ Rights Agreement
Exhibit F	Form of Stockholders Agreement
Exhibit G	Form of Voting Agreement

TEST EVOLUTION CORPORATION

SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 1st day of October, 2007 by and between Test Evolution Corporation, a Delaware corporation (the “Company”), Lev Alperovich, an individual and principal stockholder of the Company (“Alperovich”) and the investor listed on Exhibit A attached to this Agreement (the “Purchaser”).

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1. Sale and Issuance of Series A-1 Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closings (as defined below), and the Company agrees to sell and issue to the Purchaser at the Closings, an aggregate of Four Million (4,000,000) shares of the Company’s Series A-1 Convertible Preferred Stock, $0.001 par value per share (the “Series A-1 Preferred Stock”) as set forth opposite the Purchaser’s name on Exhibit A, at a purchase price of $1.00 per share (the “Shares”). Two Million (2,000,000) Shares shall be purchased by Purchaser and sold and issued by the Company at the “Initial Closing,” and Two Million (2,000,000) Shares shall be purchased by Purchaser and sold and issued by the Company at the “Second Closing,” (each such term defined below).

1.2. Closings; Delivery.

(a) The initial purchase and sale of Two Million (2,000,000) Shares shall take place remotely via the exchange of documents and signatures, at 11:00 a.m. on October __, 2007, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). The second purchase and sale of Two Million (2,000,000) Shares shall take place remotely via the exchange of documents and signatures, at 11:00 a.m. on April 1, 2008, or (i) at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing, or (ii) at such earlier time as the Purchaser may, acting in its sole discretion, designate in writing to the Company, (which time and place are designated as the “Second Closing”; and together with the Initial Closing, the “Closings”). Notwithstanding the foregoing, if prior to the date of the Second Closing any matter, issue, event, occurrence, right or obligation in which the percentage ownership of shares of Series A Preferred Stock is at issue, or with respect to which the matter, issue, event, occurrence, right or obligation would be impacted in any way based on the percentage ownership of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, or the rights of the holders of Series A-1 Preferred Stock would in any way be impaired (each a “Meaningful Matter”), the Purchaser shall have the right, exercisable in its sole discretion, to be exercised within ten (10) business days of notice of the pendency of a Meaningful Matter, to accelerate its purchase of Shares at the Second Closing. The Company covenants and agrees that resolution of any Meaningful Matter will not be permitted to occur prior to the expiration of such ten day period.

(b) At the Closings, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

1.3 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Voting Agreement (as defined below), the Company will use the proceeds from the sale of the Shares to commence development and manufacturing and sales operations for instrument products for module test and measurement and for other general corporate purposes.

1.4. Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Indemnification Agreement” means the agreement between the Company and each member of its Board of Directors, in the form of Exhibit D attached to this Agreement.

“Investors’ Rights Agreement” means the agreement among the Company and the Purchaser dated as of the date of the Initial Closing, in the form of Exhibit E attached to this Agreement.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of the officers of the Company after due inquiry.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means the agreement among the Company, the Purchaser, and certain other stockholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit F attached to this Agreement.

“Transaction Agreements” means this Agreement, the Restated Certificate, the Investors’ Rights Agreement, the Stockholders Agreement, the Confidentiality, Noncompetition and Assignment of Inventions Agreement between the Company and Alperovich dated as of even date herewith, the Voting Agreement and the Indemnification Agreements.

“Voting Agreement” means the agreement among the Company, the Purchaser and certain other stockholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit G attached to this Agreement.

2. Representations and Warranties of the Company. The Company and Alperovich hereby jointly and severally represent and warrant to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Initial Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2. Capitalization. The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(a) Forty Million (40,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”), Four Million (4,000,000) shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b) Six Million (6,000,000) shares of Preferred Stock, Four Million (4,000,000) of which shares have been designated Series A-1 Preferred Stock, none of which are issued and outstanding immediately prior to the Initial Closing, and Two Million (2,000,000) of which shares have been designated Series A-2 Preferred Stock, all of which are issued and outstanding immediately prior to the Initial Closing. The Series A-1 Preferred Stock and the Series A-2 Preferred Stock are sometimes referred to together as the Series A Preferred Stock. The rights, privileges and preferences of the Series A Preferred Stock are as stated in the Restated Certificate and as provided by the general corporation law of the jurisdiction of the Company’s incorporation.

(c) Except as set forth herein, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A-1 Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A-1 Preferred Stock.

2.3. Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4. Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closings and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Initial Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closings, and the issuance and delivery of the Shares has been taken or will be taken prior to the Initial Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under certain of the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under certain of the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser. Based in part upon the representations of the Purchaser in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6. Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Initial Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or relationship with the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

2.8. Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without, to the Company’s knowledge, any conflict with, or infringement of, the rights of others. To the Company’s knowledge, (i) no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party and (ii) no product or services currently marketed or sold by a third party infringes any intellectual property rights of the Company. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned or will assign to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.

2.9. Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10. Agreements; Actions.

(a) Except for the Transaction Agreements and as disclosed on Schedule C, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person, (iv) any limit on the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products in any territory, or (v) indemnification by the Company with respect to infringements of proprietary rights. Neither the Company nor, to its knowledge, any third party to any agreement disclosed on Schedule C is in default with respect to such agreement.

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually or in the aggregate in excess of $25,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11. Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors (including, without limitation, the Indemnification Agreements), and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors, complete copies of which have been provided to Purchaser, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, none of the Company’s Key Employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any material contract with the Company.

2.12. Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13. Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.14. Employee Matters.

(a) A list of Company employees appears on Schedule C.

(b) Alperovich is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with his ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which Alperovich or any employee anticipated to be engaged by the Company is obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s Board of Directors, complete copies of which have been delivered to the Purchaser.

2.15. Tax Returns and Payments.  There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.16. Confidential Information and Invention Assignment Agreements. Alperovich has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”).

2.17. Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.18. Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.19. Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Initial Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1. Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3. Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company and Alperovich in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4. Restricted Securities. The Purchaser understands that the Shares, and the shares of Common Stock issued upon conversion thereof, have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares, and the shares of Common Stock issued upon conversion thereof, are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares, and the shares of Common Stock issued upon conversion thereof, indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the shares of Common Stock issued upon conversion thereof, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, or the shares of Common Stock issued upon conversion thereof, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5. No Public Market. The Purchaser understands that no public market now exists for the Shares, or the shares of Common Stock issued upon conversion thereof, and that the Company has made no assurances that a public market will ever exist for such shares.

3.6. Legends. The Purchaser understands that the Shares, and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares, or any securities issued in respect of or exchange for the Shares, represented by the certificate so legended.

3.7. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8. No General Solicitation. Neither the Purchaser, nor any of its agents, if any, has either, directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.9. Residence. The Purchaser is located in the state identified in the address of the Purchaser set forth on Exhibit A.

4. Conditions to the Purchaser’s Obligations at Initial Closing. The obligations of the Purchaser to purchase Shares at the Initial Closing are subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, as applicable, unless otherwise waived:

4.1. Representations and Warranties. The representations and warranties of the Company and Alperovich contained in Section 2 shall be true and correct in all respects as of such Closing.

4.2. Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3. Compliance Certificate. The President of the Company shall deliver to the Purchaser at such Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5. Board of Directors. As of the Initial Closing, the authorized size of the Board shall be three (3), and the Board shall be comprised of Leonard Borow and Lev Alperovich, leaving one vacancy.

4.6. Indemnification Agreement. The Company and each member of the Board of Directors shall have executed and delivered an Indemnification Agreement.

4.7. Investors’ Rights Agreement. The Company, the Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.8. Stockholders Agreement. The Company, the Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholders Agreement.

4.9. Voting Agreement. The Company, the Purchaser, and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

4.10. Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Initial Closing, which shall continue to be in full force and effect as of the Closings.

4.11. Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Initial Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.12. Alperovich Agreement Alperovich shall have executed and delivered to the Company a Confidentiality, Noncompetition and Assignment of Inventions Agreement in the form approved by Purchaser and its counsel.

4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5. Conditions of the Company’s Obligations at Initial Closing. The obligations of the Company to sell Shares to the Purchaser at the Initial Closing are subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, as applicable, unless otherwise waived:

5.1. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2. Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of such Closing.

5.4. Investors’ Rights Agreement.  The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

5.5. Stockholders Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholders Agreement.

5.6. Voting Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

6. Miscellaneous.

6.1. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closings and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

6.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Any action, suit or proceeding initiated under this agreement shall be brought in the state or federal courts located within the domicile jurisdiction of the party against which such action, suit or proceeding is brought, and such courts shall have exclusive jurisdiction over such claims, with the parties hereto submitting to the jurisdiction of such courts. The prevailing party in any action, suit or proceeding shall be entitled to reimbursement of its reasonable legal fees and expenses from the other party in such matter.

6.4. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications to the Purchaser shall be sent to the Purchaser at the address, e-mail address or facsimile number set forth on Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6, and a copy of such notice shall also be given to Edward S. Wactlar, Esq., Moomjian, Waite, Wactlar & Coleman, LLP; 100 Jericho Quadrangle, Jericho, NY 11753; E-mail ewactlar@mwwcllp.com; Fax: 516 937-5050. All communications to the Company shall be sent to the Company at the address, e-mail address or facsimile number set forth on the signature page hereto, and a copy of such notice shall also be sent to Lauren Jennings, Esq., c/o Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, E-mail: ljennings@pbl.com; Fax: 617-367-2315.

6.7. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, Alperovich and the Purchaser. Any amendment or waiver effected in accordance with this Section 6.8 shall be binding upon the Purchaser (and any transferee and assignee of the Purchaser) and the Company.

6.9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11. Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Series A-1 Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

TEST EVOLUTION CORPORATION

By:	/s/ Lev Alperovich
	Name:	Lev Alperovich
	Title:	President

Address:	16 Hickory Street
Lexington, MA 02421
	Attn.:	President
E-mail:	lalperovich@mail.ru
Fax No.:

PURCHASER:

AEROFLEX INCORPORATED

By:	/s/ Leonard Borow
	Name:	Leonard Borow
	Title:	President and CEO

EXHIBITS

Exhibit A -	Schedule of Purchaser

Exhibit B -	Form of Amended and Restated Certificate of Incorporation

Exhibit C -	Disclosure Schedule

Exhibit D -	Form of Indemnification Agreement

Exhibit E -	Form of Investors’ Rights Agreement

Exhibit F -	Form of Stockholders Agreement

Exhibit G -	Form of Voting Agreement

EXHIBIT A

SCHEDULE OF PURCHASER

Name, Address, E-mail and Fax No.	Number of Shares Held	Purchase Price
Aeroflex Incorporated 35 South Service Road Plainview, NY 11803 E-mail: Fax No.:	4,000,000, upon consummation of the Closings (2,000,000 at each Closing)	$4,000,000 ($2,000,000 at each Closing)
TOTAL:	4,000,000	$4,000,000,

EXHIBIT B

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

[See Tab 7]

EXHIBIT C

DISCLOSURE SCHEDULE

Section 2.2(c)
The Company has had discussions with three individuals regarding the proposed issuance of shares of common stock, either as restricted stock or as options. The following number of shares have been discussed, but no such discussions have been finalized or reduced to written documentation:

David Oka (employee):	4,000,000 shares
Michail Alperovich:	800,000 shares
Future Employee:	4,000,000 shares

Section 2.3
The Company has had discussions with Metrikos, Inc., a Massachusetts corporation, regarding a potential investment by the Company, pursuant to which the Company would acquire shares of Metrikos stock. Discussions have included the possibility of the Company acquiring a controlling interest in Metrikos.

Section 2.10
The Company has entered into a contractual arrangement with the Purchaser pursuant to which the Company is providing development services. In connection with such arrangement, the Company is subcontracting certain portions of the services to Metrikos.

Section 2.11
In connection with the closing of the purchase and sale of Series A-1 Preferred Stock, the Company intends to enter into Confidentiality Agreements with its employees, and a Confidentiality and Noncompetition Agreement with Lev Alperovich.

Section 2.14(a):	The Company currently employs the following individuals:

Lev Alperovich
David Oka
Michail Alperovich

EXHIBIT D

FORM OF INDEMNIFICATION AGREEMENT

[See Tabs 5, 5A and 5B]

EXHIBIT E

FORM OF INVESTORS’ RIGHTS AGREEMENT

[See Tab 2]

EXHIBIT F

FORM OF STOCKHOLDERS AGREEMENT

[See Tab 3]

EXHIBIT G

FORM OF VOTING AGREEMENT

[See Tab 4]